MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2, of Uventus Technologies Corp., of our report dated October 8, 2007 on our audit of the financial statements of Uventus Technologies Corp. as of August 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and since inception on June 12, 2006 through August 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
October 16, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501